Exhibit 99.1

American Oriental Bioengineering Inc. Announces Plans for Reverse Stock Split of its Common Stock

New York, New York (February 21, 2012) — American Oriental Bioengineering, Inc. (NYSE: AOB) (the "Company") today announced that on January 31, 2012, its board of directors adopted resolutions approving a reverse stock split (the “Reverse Split”) of the outstanding shares of the Company’s common stock (“Common Stock”) at a ratio of one (1) share for every two (2) shares outstanding, so that every two (2) outstanding shares of Common Stock before the Reverse Split shall represent one (1) share of Common Stock after the Reverse Split.

Pursuant to the Company's Amended Articles of Incorporation filed with the Nevada Secretary of State, the maximum number of shares of Common Stock that the Company is authorized to issue will also be reduced from 150,000,000 to 75,000,000. The Reverse Split will be effected without obtaining shareholder approval pursuant to Nevada law. The effective date of the Reverse Split with the Nevada Secretary of State is set for Friday, February 24, 2012. Accordingly, the New York Stock Exchange has set the effective date of the Reverse Split for Monday, February 27, 2012. The Reverse Split is part of the Company’s strategy to maintain the listing of its shares on the New York Stock Exchange.

Currently, the Company has approximately 78,503,381 shares of Common Stock outstanding. After the Reverse Split, the Company would have approximately 39,251,867 shares outstanding. Each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged after the Reverse Split except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of Common Stock shall be substantially unaffected by the Reverse Split.

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:

Hong Zhu
646-367-1765